EXHIBIT 10.11


                               FIRST AMENDMENT TO
                           PURCHASE AND SALE CONTRACT
                           (RE:  BEST WESTERN HOTEL)


     THIS FIRST AMENDMENT TO PURCHASE AND SALE CONTRACT ("Amendment") is entered into as of May 27, 1999, by and between DBL AIRPORT VALLEY LIMITED PARTNERSHIP, an Arizona limited partnership ("Seller") and PACIFICA HOSPITALITY GROUP, INC., a Nevada corporation ("Purchaser").


                                   RECITALS:

          A. Purchaser and Seller entered into that certain Purchase and Sale Contract ("Purchase Contract") as of May 12, 1999.

          B. Purchaser and Seller desire to amend the Purchase Contract to require an additional Earnest Money Deposit, to allow Purchaser to make certain improvements to the Property, and to allow Purchaser to extend the Closing Date if necessary to complete such improvements, as stated herein.


                                  AGREEMENTS:

          NOW, THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt, sufficiency and validity of which are hereby acknowledged, the parties hereby agree as follows:

     1. Amendment. Purchaser and Seller hereby amend the Purchase Contract as stated herein. Terms not otherwise defined within this Amendment shall have the meanings ascribed to them in the Purchase Contract. All terms, convenants, conditions and provisions of the Purchase Contract are hereby reinstated, ratified, affirmed and remain in full force and effect, as modified by this Amendment. All references to the Purchase Contract shall, hereafter, include the provisions of this Amendment.

     2. Feasibility Period. The parties acknowledge and agree that Purchaser has waived its right to terminate the Purchase Contract pursuant to Section 5.2 of the Purchase Contract.

     3.   Deposit.

          a. Additional Deposit. Purchaser shall make an additional Deposit of Fifty Thousand Dollars ($50,000.00) upon execution of this Amendment.

          b. Release of Deposit. Immediately upon exercise of the extension of the Closing Date by Purchaser, as described herein, One Hundred Thousand Dollars ($100,000.00) of the Deposit shall be released to Purchaser.

          c. Default of Purchaser. If, prior to the originally scheduled Closing Date (which date is July 12, 1999), Purchaser defaults under the Purchase Contract by giving written notice to Seller of Purchaser's intent to not purchase the Property and is not otherwise in default, and upon written confirmation of Seller that Seller has no claims against Purchaser under any other provision of this Amendment or the Purchase Contract, Escrow Agent shall immediately release Fifty Thousand Dollars ($50,000.00) of the Deposit to Purchaser, and the remaining portion of the Deposit to Seller as liquidated damages pursuant to Section 12.1 of the Purchase Contract. If Closing fails to occur on or before the originally scheduled Closing Date for any other reason besides a Seller default or the Purchaser Default described in the prior sentence, and Purchaser has not extended the Closing Date as provided herein, then the entire Deposit (of $150,000.00) shall be deemed liquidated damages scheduledtClosingoDate,1and uponPanyhbreachnofaPurchaser, the entireaamount of the Deposit shall be deemed liquidated damages pursuant to Section 12.1 of the Purchase Contract.

     4. Extension of Closing Date. If, by the originally scheduled Closing Date, Purchaser has not completed the Improvements and/or obtained a Best Western Hotels PIP Inspection Report with a score of 880 or better, Purchaser may extend the Closing Date one (1) time by thirty (30) calendar days upon: (a) written notice to Seller five (5) days prior to the originally scheduled Closing Date; and (b) written confirmation to Seller that Best Western Hotels has been, and is continuing to, work with Purchaser to complete the Improvements and to approve Purchaser as a Best Western Hotels franchisee (purchase orders showing continuing work on the Improvements shall be adequate for such confirmation).

     5.   Improvements to Property.

          a. Best Western Hotels Inspection. The parties acknowledge that Purchaser desires to continue operation of the Property as a Best Western hotel after Closing. As soon as practical, Purchaser shall request an inspection of the Property by Best Western Hotels ("Inspection"). The Inspection shall be at Purchaser's sole expense. Purchaser shall forward a copy of the results of the Inspection to Seller immediately upon receipt. The parties acknowledge that such Inspection shall occur during or upon completion of the Improvements (as defined below).

          b. Improvements. Purchaser may complete or cause to be completed, at Purchaser's sole expense, any improvements to the Property suggested by the Inspection in order to cause the Property to fulfill Best Western Hotels' requirements for operation as a Best Western hotel ("Improvements"). Within five (5) days after the date of this Amendment, Purchaser shall provide Seller with a list of the Improvements, which Improvements must be approved by Seller, and such approval shall not be unreasonably withheld.

          c. Construction. The Improvements shall be completed in accordance with plans and specifications submitted by Purchaser to Seller and approved by Seller in writing. The Improvements shall be completed only pursuant to contracts approved by Seller. Purchaser shall pay all applicable sales, consumer, use and other similar taxes pertaining to the Improvements, and all royalties and license fees, and shall secure and pay for all approvals, easements, assessments, charges, permits and governmental fees, licenses and inspections necessary for construction of the Improvements. Purchaser shall comply with and give notices required by any and all laws, ordinances, rules, regulations and orders of all public authorities relating to construction of the Improvements. Purchaser shall immediately provide to Seller copies of all notices filed by Purchaser and shall provide notice to Seller (together with copies of all notices received by Purchaser) of any notice received by Purchaser alleging any failure to comply with applicable law, ordinance, rule, regulation or order of public authorities relating to construction of the Improvements. Purchaser shall be solely responsible for providing all applicable governmental authorities any bonds, assurance agreements or other financial assurances required with respect to the Improvements. Purchaser shall construct the Improvements in a manner so as to not disrupt Seller's use of the Property and operation of the Property as a hotel during construction of the Improvements. Purchaser shall keep the Property and surrounding areas free from accumulation of waste materials or rubbish caused by construction of the Improvements. At completion of the Improvements, Purchaser shall remove from and about the Property waste materials, rubbish, tools, construction equipment, machinery and surplus materials. Purchaser shall engage and bear all cost of the necessary professionals to provide engineering and design work pertaining to the Improvements. Construction of the Improvements may not be undertaken unless and until Seller has received the consent of any lender whose loan to Seller is secured by the Property, which consent shall be obtained by Purchaser, with Seller's cooperation, at no cost to Seller.

          d. Deposits for Improvements. If the unpaid portion of the anticipated cost of the Improvements should at any time exceed Fifty Thousand Dollars ($50,000.00), Purchaser shall immediately notify Seller in writing of such excess, and shall immediately deposit into escrow the excess amount. Such additional deposit shall be deemed a portion of the "Deposit", shall be nonrefundable and shall be applied to the Purchase Price at Closing.

          e. Completion. Prior to the Closing Date, Purchaser shall obtain final acceptance and approval of the Improvements from any required governmental authority, at Purchaser's sole expense, and Purchaser shall deliver to Seller of acceptable lien waivers demonstrating that all costs and expenses incurred for the construction of the Improvements have been fully paid and discharged by Purchaser, or a statutory bond protecting against materialmen's and mechanics' liens.

          f. Indemnity. To the fullest extent permitted by law, Purchaser does and shall indemnify, defend and hold harmless, and hereby releases and discharges, Seller and its partners and agents, and their respective owners, employees, directors, officers, agents, affiliates, successors and assigns (collectively, the "Seller-Related Persons"), for, from and against all claims, demands, liabilities, losses, damages, costs and expenses, including but not limited to court costs and reasonable attorneys' fees, arising out of, resulting from or in connection with: (a) construction of the Improvements or Purchaser's use or occupancy of the Property; (b) any work, occurrence, conduct, act or omission maintained, performed, permitted or suffered by Purchaser or any representative, subcontractor or supplier of Purchaser, or any employee, agent, invitee or licensee of any of the foregoing, on or about or pertaining to the Property; (c) any condition of or on the Property or of or on any street, curb or sidewalk thereon or adjacent thereto or any improvement constructed or to be constructed thereon; (d) Purchaser's failure to perform Purchaser's obligations, or Purchaser's breach of Purchaser's representations or warranties, relating in any way to the Improvements or the Purchase Contract, including, without limitation, payment of claims relating to mechanics' or materialmens' liens and acquisition of releases to any such liens; (e) any act or negligence of Purchaser or its representatives, subcontractors, suppliers, employees, agents, invitees or licensees; and (f) any accident, injury or damage whatsoever caused to any person, firm or corporation in the Property or any sidewalk, street or land adjacent thereto arising as a result of any act or omission of Purchaser or its representatives, subcontractors, suppliers, employees, agents, invitees or licensees or arising from construction of the Improvements. The indemnification obligation under this paragraph shall not be limited by a limitation on amount or type of damages, compensation or benefits payable by or for Purchaser under workers' or workmen's compensation acts, disability benefit acts or other employee benefit acts.

          g. Warranty. Purchaser warrants that the Improvements shall be free from all defects of materials and workmanship. At its sole cost and expense, Purchaser shall promptly repair or replace all defective items of the Improvements, including, without limitation, utility connections and work appurtenant thereto, and repair all damage resulting therefrom, but if Purchaser fails to commence such repairs and to continue making such repairs in a diligent manner, within fifteen (15) days after notice from Seller of the need therefor, Seller may pursue an action for specific performance or damages or may do the repair work itself, and Purchaser shall immediately reimburse Seller for all costs incurred therefor together with interest thereon at eighteen percent (18%) per annum from the date expended until reimbursed; or, at Seller's option, Seller may offset such costs against any and all amounts due Seller by Purchaser.

          h. Remedies. Notwithstanding any provision of this Amendment or the Purchase Contract, in the case of a default by Purchaser of any provision of this Amendment or the Purchase Contract, Seller may pursue any and all remedy, in law or in equity, against Purchaser. If at any time prior to Closing, Purchaser shall be in default under any provision of this Amendment relating to construction of the Improvements, Seller shall give written notice of such default, and the amount necessary to correct such default, to Purchaser and to Escrow Agent, and Escrow Agent shall immediately release a portion of the Deposit equal to such amount to Seller for correction of the default.

          i. Ownership of Improvements. While Purchaser shall be solely responsible for payment of all costs and expenses of the Improvements and for indemnifying Seller for all liability with respect to the Improvements, the Improvements shall be the sole and absolute property of Seller, and Purchaser hereby grants and conveys the Improvements to Seller and its successors and assigns; provided, however, in the event Closing occurs under the Purchase Contract, Seller shall convey the Improvements to Purchaser at Closing as part of the Property. Purchaser hereby acknowledges and agrees that, if for any reason Closing does not occur, in no case shall Purchaser have any claim against Seller relating to reimbursement, consideration for or ownership of the Improvements, and Seller hereby waives any and all such claims, including, without limitation any and all claims in law, equity or under any theory of quantum meruit.

          j. No Contingency to Closing. The parties acknowledge and agree that completion of the Improvements, approval of the Property by Best Western Hotels or approval of Purchaser by Best Western Hotels as a Best Western Hotels franchisee are not contingencies to Closing.

          k. Liens. Mechanics' and materialmens' liens resulting from construction of the Improvements, if any, shall be "Permitted Exceptions" pursuant to Section 6.2 of the Purchase Contract, and Purchaser shall take title to the Property at Closing subject to such liens.

     6. Binding Effect. This Amendment shall become effective only upon full execution of this Amendment by Purchaser and Seller. This Amendment shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

     7. Counterparts. This Amendment may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Amendment.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Purchase and Sale Contract as of the date and year first above written.

SELLER:

DBL AIRPORT VALLEY LIMITED PARTNERSHIP, an Arizona limited partnership

By: DREXEL BURNHAM LAMBERT REAL ESTATE ASSOCIATES III, a New York limited partnership, Its General Partner

By:  DBL PROPERTIES CORPORATION, a New York corporation, Its General Partner

     By:
     Printed:
     Title:


PURCHASER:

PACIFICA COMPANIES, a California corporation


By:
     Ashok Israni, President




AGREED AND ACCEPTED BY ESCROW AGENT:
FIRST AMERICAN TITLE INSURANCE COMPANY


By:
Name:
Its: